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Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) for to the registration of $240 million of convertible notes and to the incorporation by reference therein of our report dated October 18, 2002, with respect to the consolidated financial statements of Andrew Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended September 30, 2002 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

/s/  ERNST & YOUNG LLP

Chicago, IL
October 27, 2003

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CONSENT OF INDEPENDENT AUDITORS